AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (this "Amended Agreement") is made as of this 22nd day of March 2000, by and between eConnect, a Nevada corporation (the "Company"), Stanley C. Morris (the "Executive"), and Corrigan & Morris, the Executive's law firm.

                              Recitals

A. Stanley C. Morris is a partner of Corrigan & Morris, which was retained by the Company to act as its counsel in connection with an investigation conducted by the Securities and Exchange
Commission.

B. Effective March 21, 2000, Executive and the Company entered into an Employment Agreement (the "original Agreement"), which Original Agreement was approved on that day by the Company's Board of Directors and executed by Tom Hughes, on behalf of the Company, and Executive.

C. Upon executing the Original Agreement, Corrigan & Morris was terminated as counsel for the Company.

D. Corrigan & Morris has informed the Company, who has had an opportunity to consult with outside counsel, that it and Stanley
C. Morris have a direct conflict of interest with respect to this Amended Agreement and do not represent the Company's interests in this regard. The Company has had other counsel review and provide it advice on this Amended Agreement and consents, after full disclosure to enter into this Amended Agreement.

E. The Company desires to change the Executive's position in the Company, effective immediately, from interim Chief Executive Officer, under the terms and conditions set forth in the Original Agreement, to outside counsel, in his capacity as a partner of Corrigan & Morris, for the first three months of this Amended Agreement, and then General Counsel and Executive Vice President of the Company starting June 22, 2000, pursuant to the terms and conditions of this Amended Agreement; and

F. Executive is willing to accept such change in his position, provided his compensation under the Original Agreement is not materially altered and otherwise on the terms and conditions set forth in this Amended Agreement.

                             Covenants

1. Position and Term of Employment. Effective at noon Pacific Standard Time on March 22, 2000, Executive shall resign as the Chief Executive Officer of eConnect. Instead, commencing at the same moment, the Company shall employ Corrigan & Morris for a period of three months as its outside co-counsel with Morgan, Lewis & Bockius for purposes of the ongoing investigation by the Securities and Exchange Commission. Neither Executive nor Corrigan & Morris shall be an officer of the Company during this period. At the end of such three month period, starting June 22, 2000, the Company shall employ Executive individually as its General Counsel and Executive Vice President. The term of the Executive's employment as General Counsel and Executive Vice President shall be three years, commencing on June 22, 2000 and ending three years later, June 22, 2003, unless terminated sooner pursuant to Section 3 of this Amended Agreement. During the term hereof, Corrigan & Morris, for the first three months, and Executive, for the remainder of the term of this Amended Agreement, shall devote a substantial portion of Executive's time, skill and attention and Executive's best efforts in carrying out its or his duties and promoting the best interests of the Company.

2.  Executive Compensation.

2.1 Base Salary. The Company, Executive and Corrigan & Morris agree that the Base Salary of $20,000 per month, which has been paid to Executive in advance for the first six months pursuant to the terms of the Original Agreement, shall continue to be the Base Salary to be paid to Executive under this Amended Agreement for the entire term of this Amended Agreement. However, for the three-month period of this Amended Agreement during which Corrigan & Morris shall be employed hereunder, such Base Salary shall be earned by Corrigan & Morris instead of Executive individually, and thereafter by Executive individually.

2.2 Earned on Receipt Signing Bonus. The Company, Executive and Corrigan & Morris confirm and agree that the signing bonus set forth in sections 2.2, 2.2.1, 2.2.2 and 2.2.3 of the Original Agreement (the "Signing Bonus") was earned by Executive at the moment of the execution of the Original Agreement; to the extent not yet paid remains due and payable to Executive; and that nothing herein should be construed to alter or amend Executive's right to receive such Signing Bonus in full. To the extent any portion of such Signing Bonus is construed by a Court of competent jurisdiction not to have been earned on signing the Original Agreement or otherwise prior to this Amended Agreement, then as to such portion of the Signing Bonus, the Company and Executive hereby agree that the Company shall pay Executive all of such Signing Bonus and transfer all of such securities in consideration for the compromise reflected in this Amended Agreement.

2.2.1 In respect of section 2.2.1 of the Original Agreement, the $100,000 paid to Executive shall be retained by Executive.

2.2.2 In respect of section 2.2.2 of the Original Agreement, the Company immediately shall cause 400,000 shares of freely tradable eConnect common stock to be transferred to Executive's brokerage account, pursuant to Executive's instructions. At the end of each of the first six months of this Amended Agreement, the Company shall cause an additional 100,000 shares of freely tradable eConnect common stock to be transferred to Executive's brokerage account, pursuant to Executive's instructions.

2.2.3 In respect of section 2.2.3 of the Original Agreement, the Company immediately shall cause 400,000 of the Company's warrants, exercisable at $1.00 per share, to be vested in full, registered, eligible for cashless exercise, and exercisable for a period of twelve months ending March 21, 2001, to be transferred to Executive's brokerage account, pursuant to Executive's instructions. At the end of each of the first six months of this Amended Agreement, the Company shall cause an additional 100,000 share of the Company's warrants on the same terms to be transferred to Executive's brokerage account, pursuant to Executive's instructions.

2.2.4 Although the Original Agreement calls for transfers of 100,000 shares and 100,000 warrants each month for the term of that Original Agreement, the Company and Executive understand and agree that such compensation shall be paid only for the first six months of the term of this Amended Agreement, despite the fact that the term of this Amended Agreement is thirty nine months, rather than six months, as provided in the Original Agreement.

2.3 Executive also shall be eligible for such other upper level management compensation programs as may be in existence at the Company at the time of his employment and from time to time thereafter and that the term of his employment for all purposes shall be calculated as commencing March 21, 2000.

2.4 If Executive resigns voluntarily (exclusive of a voluntary resignation under section 3.4 of this Amended Agreement), or ceases to be employed by the Company for any reason described in
Section 3.1 or 3.3 of this Amended Agreement, Executive shall return the pro-rata portion of his Base Salary that is unearned as of the date of such termination. All other compensation provided in this Amended Agreement and in the Original Agreement shall be treated as having been earned upon the execution of the Original Agreement or this Amended Agreement, whichever is earliest as the case may be, and in any event shall not be returned by Executive under any circumstances contemplated by this Amended Agreement.

2.5 Expenses. During the term hereof, the Company shall pay or reimburse Executive and Corrigan & Morris for a monthly auto allowance of $1,000, payment of Executive's life insurance premium on $2 million term life insurance, and cellular phone expenses.. Executive shall also be eligible for reimbursement in accordance with the Company's normal practices, including but not limited to any travel, hotel and other expenses or disbursements reasonably incurred or paid by Executive in connection with the services performed by Executive hereunder.

2.6 Other Benefits. Executive shall be entitled to participate in life, medical, dental, hospitalization, disability and life insurance benefit plans made available by the Company to its salaried employees and shall also be eligible to participate in existing retirement or pension plans offered by the Company to its salaried employees.

2.7 Directors and Officers Insurance. Prior to the commencement of Executive's role as General Counsel and Executive Vice President on June 22, 2000, the Company shall provide Executive Directors and Officers Insurance by an insurance company acceptable to Executive ensuring Executive against liability up to $20 million per occurrence, effective throughout the term of this Amended Agreement. If no such insurance is obtained in advance, then in addition to is obligation to obtain such insurance forthwith, the Company immediately and before June 22, 2000 shall pay a retainer in the amount of $250,000 to a law firm of Executive's choice, for the sole benefit of Executive, for the purpose of providing costs of defense, liability and/or settlement of any action that may be brought against Executive in connection with or arising out of the Original Agreement, this Amended Agreement and/or his employment with the Company, and to pay such other claims as Executive may have against the Company under the terms of this Amended Agreement. Such retainer, once paid, shall be refundable to the Company only upon the written consent and approval of Executive.

2.8 Indemnification. The Company shall indemnify Executive, Corrigan & Morris and Brian t. Corrigan, to the maximum extent permitted by applicable law, against all liabilities, costs, charges and expenses (including reasonable attorneys' fees and disbursements) incurred or sustained by it or them in connection with any action, suit or proceeding to which it, he or they may be made a party as a result of their services hereunder or under the Original Agreement on behalf of the Company pursuant to this Amended Agreement or the Original Agreement, provided that such liabilities, costs, charges and expenses do not result from the willful misconduct or gross negligence of such indemnified parties.

2.9 Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), and (b) the Executive seeking to obtain or enforce any right or benefit provided by this Amended Agreement, including, but not limited to, any such fees and expenses incurred in connection with any dispute regarding the Signing Bonus, whether as a result of any applicable government proceeding, audit or otherwise.

3.  Termination.

3.1 This Amended Agreement shall terminate upon Executive's death.

3.2 The Company may terminate Executive's and/or Corrigan & Morris' employment hereunder upon fifteen (15) days' written notice if in the opinion of the Board of Directors, Executive's physical or mental disability has continued or is expected to continue for one hundred and eighty (180) consecutive days and as a result thereof, Executive will be unable to continue the proper performance of his duties hereunder.

3.3 The Company may terminate Executive's employment hereunder "for cause" (as hereinafter defined). If Executive's employment is terminated for cause, Executive's salary and all other rights not then vested under this Amended Agreement shall terminate upon written notice of termination being given by Executive. As used herein, the term "for cause" shall exclusively mean the occurrence of any of the following:

3.3.1 Executive's disregard of a direct, material order of the Executive Committee or the Board of Directors of the Company, the substance of which order is (a) a proper duty of Executive pursuant to this Amended Agreement; (b) permitted by law and (c) otherwise permitted by this Amended Agreement, which disregard continues after fifteen (15) days' opportunity and failure to cure; or

3.3.2 Executive's conviction of a felony or any crime involving moral turpitude.

3.4 Executive and Corrigan & Morris may terminate this Amended Agreement at any time if Executive believes, in good faith, that the Company has violated the securities law or regulations and, after 15 days written notice of such violations, fails to take all appropriate measures to cure such violations. In the event the Company and Executive disagree as to what "appropriate measures" are necessary to cure such violations, Tom Taylor of Morgan, Lewis & Bockius, or such other lawyer assigned by that firm in its sole and absolute discretion, shall be the sole arbitrator of such dispute. The Company hereby waives any and all conflicts of interest related to such decision. In addition, Executive and Corrigan & Morris may terminate this Amended Agreement at any time if Executive believes, in good faith, that the Company intends to violate the securities law or regulations by making a public disclosure containing material errors and omissions. In the event the Company and Executive disagree as to whether such public disclosure violates the securities law or regulations, then Tom Taylor of Morgan, Lewis & Bockius, or such other lawyer assigned by that firm in its sole and absolute discretion, shall be the sole arbitrator of such dispute. The Company hereby waives any and all conflicts of interest related to such decision. In the event Executive or Corrigan & Morris terminates this Amended Agreement under this provision, such termination shall be treated as a termination by the Company pursuant to section 3.2 above, and Executive and Corrigan & Morris shall be entitled to all compensation provided under section 2, section 2.1 through 2.9, inclusive, of this Amended
Agreement.

4. Successors and Assigns. This Amended Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Corrigan & Morris and the Company and their respective legal representatives, successors and assigns. Neither this Amended Agreement nor any of the duties or obligations hereunder shall be assignable by Executive or Corrigan & Morris.

5. Governing Law; Jurisdiction. This Amended Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Amended Agreement.

6.  Headings.  The paragraph headings used in this Amended
Agreement are for convenience of reference only and shall not constitute a part of this Amended Agreement for any purpose or in any way affect the interpretation of this Amended Agreement.

7. Severability. If any provision, paragraph or subparagraph of this Amended Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Amended Agreement.

8.  Complete Agreement.  This document and the Original
Agreement embody the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended orally, but only by the mutual agreement of the parties hereto in writing, specifically referencing this Amended Agreement.

9. Survivorship. This Amended Agreement, including all provisions in Section 2, 2.1 through 2.9, inclusive, shall survive the termination of this Amended Agreement under Section 3 or otherwise.

10. Counterparts. This Amended Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement. This Amended Agreement shall be valid and enforceable once signed by a duly authorized representative of each of the Parties, whether such signature is transmitted by facsimile, represented by a photocopy or in original form.

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes
Title:  Chairman & CEO


Executive


By: /s/  Stanley C. Morris
Stanley C. Morris
Title: Interim Chief Executive Officer